UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 3, 2019

First Internet Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-35750	20-3489991
(Commission File Number)	(IRS Employer Identification No.)

11201 USA Parkway	46037
Fishers, Indiana
(Address of Principal Executive Offices)	(Zip Code)

(317) 532-7900
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

Effective January 3, 2019, First Internet Bancorp (the “Company”) terminated its Sales Agency Agreement, dated May 6, 2016, with Sandler O’Neill & Partners, L.P. (“Sandler”), pursuant to which the Company could from time to time sell up to an aggregate of $25.0 million of shares of its common stock through an “at-the-market” equity offering program with Sandler acting as sales agent (the “ATM Program”). Prior to termination, the Company sold approximately $3.4 million of the $25.0 million available to be sold under the Sales Agency Agreement. The Company terminated the Sales Agency Agreement in connection with the expiration of the underlying registration statement. As such, no additional shares of the Company's common stock will be sold pursuant to the Sales Agency Agreement. The Company will not incur any termination penalties as a result of its termination of the Sales Agency Agreement.
The foregoing description of the Sales Agency Agreement is not complete and is qualified by reference to the full text of the Sales Agency Agreement, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2016 (file no. 001-35750) and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 4, 2019

FIRST INTERNET BANCORP

By:	/s/ Kenneth J. Lovik
Kenneth J. Lovik, Executive Vice President & Chief Financial Officer